Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑1 (File No. 333-282724 and 333-283727) and Registration Statements on Form S-8 (File No. 333‑272104, 333-270762, 333-270761, 333-263525, 333-263524, and 333-260331) of our report dated March 31, 2025, relating to the consolidated balance sheet of Momentus Inc. and Subsidiaries as of December 31, 2024, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, which appears in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California
April 9, 2025